EXHIBIT 99.2

•	JDA Investor Relations Contact:
•	Kristen L. Magnuson
•	JDA Executive Vice President and CFO
•	Tel: (480) 308-3421; kris.magnuson@jda.com
• JDA Software Group, Inc.	Lawrence Delaney, Jr., The Berlin Group
• NEWS RELEASE	Tel: (714) 734-5000; larry@berlingroup.com

JDA SOFTWARE GROUP, INC. ANNOUNCES
PROGRAM TO REPURCHASE ITS COMMON STOCK

     Scottsdale, Ariz. — February 17, 2005 — JDA® SOFTWARE GROUP, INC. (NASDAQ: JDAS), announced today that the Company’s Board of Directors has approved a program to repurchase from time to time at management’s discretion up to 1,000,000 shares of the Company’s common stock in the open market or in private until January 26, 2006 at prevailing market prices. The program was adopted as part of JDA’s revised approach to equity compensation, which will emphasize performance-based awards to employees and open market stock repurchases by the Company designed to mitigate or eliminate dilution from future employee and director equity-based incentives.

     As of February 15, 2005, the Company had 29,187,138 shares of common stock outstanding. Repurchases will be made under the program using the Company’s own cash resources and will be in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 and other applicable laws, rules and regulations. Citigroup will act as agent for the Company’s stock repurchase program.

ABOUT JDA SOFTWARE

     With over 4,700 retail, manufacturing and wholesale customers in 60 countries, JDA Software Group, Inc. (Nasdaq:JDAS) is a global leader in delivering integrated software and professional services for the retail demand chain. By capitalizing on its market position and financial strength, JDA commits significant resources to advancing JDA Portfolio, its suite of merchandising, POS, analytic and collaborative solutions that improve revenues, efficiency and customer focus. Founded in 1985, JDA is headquartered in Scottsdale, Arizona and employs more than 1,100 associates operating from 25 offices in major cities throughout North America, South America, Europe, Asia and Australia.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. In this press release, such forward-looking statements include, without limitation, our characterization of our efforts to mitigate the dilutive effects resulting from and to minimize or prevent future dilution created by our issuance of stock options, convertible instruments and other equity-based incentives. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to: (a) the risk of unforeseen expenses, contingencies, or other dynamics that could result in our inability to mitigate or minimize dilution through the repurchase of our stock; (b) the risk we may misperceive or otherwise fail to meet stockholder expectations with the goal of our repurchase program; and (c) other risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC.

As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

“JDA” and “JDA Portfolio” are trademarks or registered trademarks of JDA Software Group, Inc. Any trade, product or service name referenced in this document using the name “JDA” is a trademark and/or property of JDA Software Group, Inc.